Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on May 20, 2025

Registration Statement No. 333-285619-02

**Pricing Details** $1.309+BN GM Financial Automobile Leasing Trust (GMALT) 2025-2

Joint Leads: Deutsche Bank Securities (str), Barclays, Goldman Sachs and Mizuho

Co-Mgrs: BMO Capital Markets, BofA, Scotiabank, Siebert Williams Shank

-Capital Structure-

CLS	$AMT (MM)	WAL	S&P/F*	P-Win	L.Final	BNCH	Spread	Yield	Coupon	$Price
A-1	187.040	0.26	A-1+/F1+	1-7	05/26	I-CRV	+15	4.481%	4.481%	100.00000
A-2A	250.000	1.06	AAA/AAA	7-18	07/27	I-CRV	+50	4.598%	4.55%	99.99545
A-2B	217.000	1.06	AAA/AAA	7-18	07/27	SOFR30A	+50			100.00000
A-3	466.700	1.80	AAA/AAA	18-26	05/28	I-CRV	+64	4.625%	4.58%	99.99834
A-4	64.800	2.21	AAA/AAA	26-28	04/29	I-CRV	+73	4.688%	4.64%	99.99416
B	64.760	2.34	AA/AA	28-29	04/29	I-CRV	+90	4.855%	4.80%	99.98558
C	59.670	2.45	A/A	29-30	10/29	I-CRV	+115	5.103%	5.04%	99.97813

* Minimum Expected ratings

-Transaction Details-

* Ticker : GMALT 2025-2

* Offered Size : $1,309,970,000

* Format : Public/SEC Registered

* Pricing speed : 100% PPC to Maturity

* Expected Ratings : S&P/Fitch

* ERISA Eligible : Yes

* US RR Eligible : Yes

* EU RR Eligible : No

* Min Denoms : $1k x $1k

* Expected Settlement : May 29, 2025

* First Payment Date : June 20, 2025

* Bill and Deliver : Deutsche Bank

* Expected Pricing : Priced

-Available Information-

* Preliminary Prospectus : Attached

* Ratings FWP : Attached

* Investor Presentation : www.dealroadshow.com | Passcode: GMALT252

* Intex Dealname : dbgmalt2502 | Password: UXX9

The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.